EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                STOCK CORPORATION
                        Office of the Secretary of State
 30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 / Rev. 03/01/2001



1. NAME OF CORPORATION:

           THE FIRST CONNECTICUT CAPITAL CORPORATION

2. THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.):

 X     A.  AMENDED.
---

---    B. AMENDED AND RESTATED.

---    C. RESTATED.

3. TEXT OF EACH AMENDMENT / RESTATEMENT:

           RESOLVED, that the Certificate of Incorporation of The First Connecticut Capital Corporation shall be modified so that the new name of the Corporation be and is "FCCC, INC."

4. VOTE INFORMATION (check A., B. or C.):

 X     A. The resolution was approved by the shareholders as follows:
---

     (set forth all voting information required by Conn. Gen. Stat.
     Section 33-800 as amended in the space provided below)

   TOTAL SHARES         VOTE REQUIRED        VOTES FAVORING        VOTES OPPOSED
 ENTITLED TO VOTE        FOR ADOPTION          ADOPTION            TO ADOPTION
 ----------------        ------------          --------            -----------

     1,173,382             598,425             966,597                20,712



---    B. The amendment was adopted by the board of directors without shareholder action. No shareholder vote was required for adoption.

---    C.      The amendment was adopted by the incorporators without
               shareholder action. No shareholder vote was required for adoption.


                                  5. EXECUTION:

                       Dated this 4TH day of JUNE , 2003.


 LAWRENCE R. YURDIN              PRESIDENT            /S/LAWRENCE R. YURDIN
--------------------       ----------------------     ---------------------
Print or type name          Capacity of signatory           Signature
of signatory



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